Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

First Potomac Realty Trust:

We consent to the incorporation by reference in the registration statement on Form S-3 of First Potomac Realty Trust of our report dated February 29, 2012, except as to notes 1, 3, 10 and 18, which are as of February 14, 2013, with respect to the consolidated balance sheets of First Potomac Realty Trust and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, equity and comprehensive (loss) income, and cash flows for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule of real estate and accumulated depreciation as of December 31, 2011, which report appears in the Current Report on Form 8-K of First Potomac Realty Trust filed February 14, 2013; our report dated February 29, 2012, with respect to the effectiveness of internal control over financial reporting, which report appears in the Annual Report on Form 10-K of First Potomac Realty Trust filed February 29, 2012; our report dated June 30, 2011, with respect to the statement of revenues and certain expenses of 500 First Street, NW for the year ended December 31, 2009; our report dated June 30, 2011, with respect to the statement of revenues and certain expenses of Redland Corporate Center for the period from July 1, 2009 to December 31, 2009; and our reports dated June 30, 2011 with respect to the statements of revenues and certain expenses of 840 First Street, NE and One Fair Oaks for the year ended December 31, 2010, which reports appear in the current report on Form 8-K of First Potomac Realty Trust filed July 1, 2011 and to the reference to our firm under the heading “Experts” in the registration statement.

Our report dated February 29, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, expresses our opinion that First Potomac Realty Trust did not maintain effective internal control over financial reporting as of December 31, 2011 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management did not effectively operate controls related to monitoring and oversight of compliance with financial covenants under the terms of its debt agreements.

/s/ KPMG LLP

McLean, Virginia

February 14, 2013